Exhibit 2
                            Margin Account Agreement

A margin facility allows you to borrow funds from Scott & Stringfellow, using acceptable securities for collateral for the loan. A margin account is required to make short sale transactions or to trade options. The term short sale refers to the sale of a security that you do not own at the time the order is placed. When a short sale is transacted, the security is borrowed for delivery to the purchaser. The borrowed security can be called in at any time by the lender. Securities eligible for margin trading must be traded on national securities exchanges or on the National Association of Securities Dealers, Inc. (NASD) and such securities must have an initial minimum market value of $5 per share. The loan available under a margin account is based on the current market value of the account and the types of securities in the account, therefore the amount available for loan can change day to day. S&S may extend credit to you through this margin facility according to applicable laws and regulations and the disclosure of credit terms and policies contained herein.

Trading on margin can be speculative. You should understand the operation of this facility and its relationship to your brokerage account, and if applicable, the checkwriting and debit features of the AMA. You should appreciate the operation of this account in various market conditions and you should carefully consider your financial position, investment objectives and risk tolerance before trading on margin or accessing credit through the margin facility.

Initial Margin Requirements

Scott & Stringfellow will not extend credit unless the equity in your margin account is at least $2,000, or such greater amount as may be required by applicable rules or regulations or by Scott & Stringfellow. The maximum amount which Scott & Stringfellow will loan for common stock securities is 50% of the value of marginable securities purchased in your margin account; different requirements apply to non-equity securities, such as bonds or options. If the market value of stock held as collateral increases after you have met the initial margin requirements, available credit will increase proportionately. Accordingly, if the market value of the stock held as collateral decreases, available credit will be proportionately decreased. Initial margin requirements may change without prior notice. Scott & Stringfellow reserves the right to impose more stringent requirements on positions that involve higher levels of risk. If the market value of a security drops below $2 per share, the security will not be assigned any value as collateral to secure your margin obligations.

Margin Maintenance Requirements

Under this margin agreement, you must maintain a minimum amount of equity in your account to collateralize your outstanding loans and other obligations. Margin maintenance requirements are set by the New York Stock Exchange, the American Stock Exchange and other regulatory agencies. In addition, margin maintenance requirements may be increased according to Scott & Stringfellow's discretion. Margin maintenance requirements cannot be decreased below the

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minimum percentage set by the New York Stock Exchange.  Scott & Stringfellow may
issue a "margin call" (a notification to deposit additional collateral) if your margin account equity falls below the margin maintenance requirement. For example, account equity may fall due to a decrease in the value of long securities held as collateral or due to an increase in the value of securities held short. In general, requests for additional collateral will be made by Scott & Stringfellow when the equity in the account falls below 35%. Scott & Stringfellow retains the absolute discretion to determine whether, when and what amounts, it shall require additional collateral. Scott & Stringfellow may also consider market conditions, concentration levels, and your financial resources. You hereby agree to maintain in your margin account collateral of the type and amount required by (i) applicable exchange rules and federal regulations; (ii) other agreements between you and S&S; or (iii) as otherwise required by S&S in its sole discretion.

Margin Deposits

Under Regulation T of the Federal Reserve Board, your deposit for securities purchased is due on settlement date. Maintenance calls are mailed to account address and are due within five business days of the issue date.

Calls for Additional Collateral Liquidations and Covering Short Positions

If you engage in margin transactions, you agree that you will maintain such securities and other property in your Account for margin purposes as S&S shall require from time to time. S&S shall have the right in accordance with its general policies regarding margin maintenance requirements, as such may be modified or amended from time to time, to require additional collateral or the liquidation of any securities and other property whenever in its sole discretion S&S considers it necessary for its protection. S&S may do so under circumstances which include, but are not limited to, the failure to promptly meet any call for additional collateral, the filing of a petition in bankruptcy, the appointment of a receiver by or against you or the attachment or levy against any account in which you have an interest. In such event, S&S is hereby authorized by you to sell any and all securities and other property in any of your accounts whether carried individually or jointly with others, to buy all securities or other property which may be short in such account, to cancel any open orders and to close any or all outstanding contracts, all without demand for margin or additional margin, notice of sale or purchase, or other notice or advertisement, each of which is expressly waived by you. Any such sales or purchases may be made at Scott & Stringfellow's discretion on any exchange or other market where such business is usually transacted or at public auction or private sale, and S&S may be the purchaser for its account. You understand that any prior demand, or call, or prior notice of the time and place of such sale or purchase shall not be considered a waiver of Scott & Stringfellow's right to sell or buy without demand or notice as provided herein.

Loan or Pledge of Securities and Other Property

Within the limitations imposed by applicable law, all securities and other property now or hereafter held, carried or maintained by S&S in its possession that have not been fully paid for or are held in a margin account may be lent, either to S&S or to others, pledged and repledged by

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S&S, without notice to you, either separately or in common with other securities and other property of Scott & Stringfellow's other customers for any amount due in any account in which you have an interest, or for any greater amount, and S&S may do so without retaining in its possession or control for delivery a like amount of similar securities or other property. You understand that in the event securities held for your account are loaned out, you may lose certain voting rights attendant to such securities. No compensation will be payable to you in connection with any borrowings. Any losses or detriments or gains or other benefits arising from such borrowing will not accrue to your margin account.

Interest Charges

Securities and Exchange Commission Rule 10b-16 requires a broker who extends credit to a client in connection with any security transaction to furnish the client certain information describing the terms, conditions, and methods pursuant to which interest charges are made to a customer's account. The information contained in the enclosed "Disclosure of Credit Terms" is provided to you to conform with that rule and the information should be carefully reviewed and retained for future reference.

You acknowledge that debit balances in your cash or margin account, including but not limited to those arising from your failure to make payment by settlement date for securities purchased, will be charged interest at the then current rate, in accordance with Scott & Stringfellow's usual custom and as more fully described in this margin agreement. Interest will be computed on the net daily debit balance, which is computed by combining all debit balances and credit balances in each account with the exception of credit balances associated with short security positions. You acknowledge receipt of your monthly client statement regarding interest charges and that S&S may charge an account maintenance fee with respect to inactive accounts.

Satisfaction of Indebtedness

You agree to satisfy, upon demand, any indebtedness, including any interest and commission charges you further agree to pay the reasonable costs and expenses of collection of any amount you owe S&S, including reasonable attorney's fees and court costs.

Liens

You hereby grant S&S a security interest in all securities and other property in Scott & Stringfellow's possession in which you have an interest in order to secure any and all indebtedness or any other of your obligations to S&S. All securities and other property shall be held as security for the payment of any such obligations or indebtedness in any account in which you have an interest, and S&S may, in its sole discretion, at any time and without prior notice, sell and/or transfer any or all securities and other property in order to satisfy such obligations.

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Short and Long Orders; Deliveries and Settlements

You agree that, in giving orders to sell, all "short" sales will be designated by you as "short" and all other sales will be designated by S&S as "long." "Short sale" means any sale of a security not owned by you or any sale that is consummated on settlement date by delivery of a borrowed security. You also agree that S&S may, at its sole discretion, immediately cover any short sales in your account, without prior notice. Your failure to designate a sale order as "short" is a representation on your part that you own the security free of restriction, and if the security is not in Scott & Stringfellow's possession at the time of the sale, you agree to deliver the security to S&S by settlement date. In case of non-delivery of a security, S&S is authorized to purchase the security to cover your position and charge any loss, commissions and fees to your Account. You agree that if S&S fails to receive payment for securities it has purchased, S&S may, without prior demand or notice, sell those securities or other property held by S&S in any of your accounts with S&S and any loss resulting therefrom will be charged to such accounts. You authorize S&S, in its sole discretion, to request and obtain extension(s) of your time to make payment for securities you purchase, as provided for by Federal Reserve Bank Regulation T.

Authority to Borrow

In case of the sale of any security or other property by S&S at your direction and Scott & Stringfellow's inability to timely deliver the same to the purchaser by reason of your failure to supply S&S therewith, you authorize S&S to purchase or borrow any security or other property necessary to make the required delivery, and you agree to be responsible for any loss or cost, including interest, which S&S sustains as a result of your failure to make delivery to S&S.

Representations

Unless you have advised S&S otherwise in writing, you represent that you are of legal age, that you are not an employee or member of any securities exchange (or corporation of which any exchange owns a majority of the capital stock), the National Association of Securities Dealers, Inc., or of any broker-dealer, nor are you a senior officer of any bank, savings and loan institution, insurance company, registered investment company, registered investment advisory firm or institution that purchases securities, nor are you a member of the immediate family of such a person. Unless you have advised S&S otherwise in writing, you represent that you are not a director, 10% shareholder, policy-making executive or otherwise an affiliate (as defined under Rule 144 under the Securities Act of 1933) of a publicly traded company. You further represent that you are financially capable of satisfying any obligations undertaken through your Account. You also represent that no one except the person(s) named on the Account has any interest in the account. You will promptly notify S&S in writing if any of the above circumstances change. You acknowledge that the purchase and sale of securities entails substantial economic risk and you represent to S&S that you knowingly and willingly assume such risk.